Exhibit 5.1

August 22, 2025

DevvStream Corp.
2108 N St., Suite 4254
Sacramento, California 95816

Re:	DevvStream Corp.
Registration Statement on Form S-1

Dear Sirs/Mesdames:

We have acted as Canadian legal counsel to DevvStream Corp., a company existing under the laws of the Province of Alberta, Canada (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) dated August 18, 2025 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement, including the related prospectus contained therein and forming a part thereof, relates to the offer and resale by Helena Global Investment Opportunities I Ltd. (the “Selling Stockholder”) of up to 38,850,038 Common Shares of the Company (the “Purchase Shares”), which may be issued by the Company to the Selling Stockholder upon exercise of the maximum amount of senior secured convertible notes (the “Convertible Notes”) that the Company may sell to the Selling Stockholder under the securities purchase agreement dated July 18, 2025 between the Company and the Selling Stockholder (the “Convertible Notes Purchase Agreement”).

In rendering the opinions set forth below, we have relied upon the following documents: (a) the Company’s certificate of continuance, articles of continuance and any amendments thereto and by-laws (collectively, the “Constating Documents”); (b) the Convertible Notes Purchase Agreement; (c) the form of Convertible Notes; (d) an officer’s certificate dated August 14, 2025 (the “Officer’s Certificate”) containing, inter alia, a copy of the resolutions of the Board of Directors of the Company dated July 16, 2025 approving the Convertible Notes Purchase Agreement and the transactions contemplated therein; and (e) other relevant documents, and we have considered such questions of law as we consider relevant or appropriate in the circumstances.

In all such examinations we have assumed: (a) the Constating Documents and minute books of the Company reflect all corporate proceedings of the Company, are accurate and up-to-date, and correctly reflect the directors and officers of the Company at all relevant times; (b) the genuineness of all signatures on documents examined by us, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the accuracy of the matters set forth in the documents, agreements and instruments we reviewed, and that such documents, agreements and instruments evidence the entire understanding between the parties thereto and have not been amended, modified or supplemented in any manner material to the opinions expressed herein; and (c) the statements made and certified in the Officers’ Certificate were true and correct when made, have at no time since being made and certified become untrue or incorrect, and remain true and correct on the date hereof.

As to matters of fact relevant to the opinions expressed herein (other than as set out above), we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Registration Statement. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company and others in connection with the preparation and delivery of this letter.

We have also assumed (x) the legal capacity of all natural persons and (y) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, other than the Company (solely after issuance of the certificate of continuance of the Company), that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments constitute the legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms.

The opinions expressed herein are limited to the laws of the Province of Alberta and the federal laws of Canada applicable therein.

Based upon and subject to the foregoing, we are of the opinion that, when issued and delivered in accordance with the Convertible Notes, the Purchase Shares will be validly issued as fully paid and non-assessable Common Shares in the capital of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. In addition, we disclaim any obligation to update this letter or communicate with or advise you as to any changes in fact or law, or otherwise.

Very truly yours,

(s) “McMillan LLP”
McMillan LLP